Exhibit A-2
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Contents

Other provisions relating to the European Investment Bank

Provisions relating to the European Investment Bank in the Treaty establishing the European Community

Protocol No. 34 on the privileges and immunities of the European Communities

Protocol No. 28 on Economic and Social Cohesion annexed to the Treaty establishing the European Community

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Provisions relating to the European Investment Bank in the Treaty establishing the European Community

Article 9

A European Investment Bank is hereby established, which shall act within the limits of the powers conferred upon it by this Treaty and the Statute annexed thereto.

Article 87

1.    Save as otherwise provided in this Treaty, any aid granted by a Member State or through State resources in any form whatsoever which distorts or threatens to distort competition by favouring certain undertakings or the production of certain goods shall, in so far as it affects trade between Member States, be incompatible with the common market.

2.    The following shall be compatible with the common market:

a)    aid having a social character, granted to individual consumers, provided that such aid is granted without discrimination related to the origin of the products concerned;

b)    aid to make good the damage caused by natural disasters or exceptional occurrences;

c)    aid granted to the economy of certain areas of the Federal Republic of Germany affected by the division of Germany, in so far as such aid is required in order to compensate for the economic disadvantages caused by that division.

3.    The following may be considered to be compatible with the common market:

a)    aid to promote the economic development of areas where the standard of living is abnormally low or where there is serious underemployment;

b)    aid to promote the execution of an important project of common European interest or to remedy a serious disturbance in the economy of a Member State;

c)    aid to facilitate the development of certain economic activities or of certain economic areas, where such aid does not adversely affect trading conditions to an extent contrary to the common interest;

d)    aid to promote culture and heritage conservation where such aid does not affect trading conditions and competition in the Community to an extent that is contrary to the common interest;

e)    such other categories of aid as may be specified by decision of the Council acting by a qualified majority on a proposal from the Commission.

Article 104

9.    If a Member State persists in failing to put into practice the recommendations of the Council, the Council may decide to give notice to the Member State to take, within a specified time limit, measures for the deficit reduction which is judged necessary by the Council in order to remedy the situation.

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In such a case, the Council may request the Member State concerned to submit reports in accordance with a specific timetable in order to examine the adjustment efforts of that Member State.

11.    As long as a Member State fails to comply with a decision taken in accordance with paragraph 9, the Council may decide to apply or, as the case may be, intensify one or more of the following measures:

(……)
-    to invite the European Investment Bank to reconsider its lending policy towards the Member State concerned;

(……)

Article 158

In order to promote its overall harmonious development, the Community shall develop and pursue its actions leading to the strengthening of its economic and social cohesion.

In particular, the Community shall aim at reducing disparities between the levels of development of the various regions and the backwardness of the least favoured regions or islands, including rural areas.

Article 159

Member States shall conduct their economic policies and shall coordinate them in such a way as, in addition, to attain the objectives set out in Article 158. The formulation and implementation of the Community's policies and actions and the implementation of the internal market shall take into account the objectives set out in Article 158 and shall contribute to their achievement. The Community shall also support the achievement of these objectives by the action it takes through the Structural Funds (European Agricultural Guidance and Guarantee Fund, Guidance Section; European Social Fund; European Regional Development Fund), the European Investment Bank and the other existing Financial Instruments.

The Commission shall submit a report to the European Parliament, the Council, the Economic and Social Committee and the Committee of the Regions every three years on the progress made towards achieving economic and social cohesion and on the manner in which the various means provided for in this Article have contributed to it. This report shall, if necessary, be accompanied by appropriate proposals.

If specific actions prove necessary outside the Funds and without prejudice to the measures decided upon within the framework of the other Community policies, such actions may be adopted by the Council acting in accordance with the procedure referred to in Article 251 and after consulting the Economic and Social Committee and the Committee of the Regions.

Article 205

1.    Save as otherwise provided in this Treaty, the Council shall act by a majority of its members.

2.    Where the Council is required to act by a qualified majority the votes of its members shall be weighted as follows:

(……)

With effect from 1 November 2004:

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Belgium	12
Czech Republic	12
Denmark	7
Germany	29
Estonia	4
Greece	12
Spain	27
France	29
Ireland	7
Italy	29
Cyprus	4
Latvia	4
Lithuania	7
Luxembourg	4
Hungary	12
Malta	3
Netherlands	13
Austria	10
Poland	27
Portugal	12
Slovenia	4
Slovakia	7
Finland	7
Sweden	10
United Kingdom	29

Acts of the Council shall require for their adoption at least 232 votes in favour cast by a majority of the members where this Treaty requires them to be adopted on a proposal from the Commission.

In other cases, for their adoption acts of the Council shall require at least 232 votes in favour, cast by at least two-thirds of the members.

3.    Abstentions by members present in person or represented shall not prevent the adoption by the Council of acts, which require unanimity.

With effect from 1 November 2004:

4.    When a decision is to be adopted by the Council by a qualified majority, a member of the Council may request verification that the Member States constituting the qualified majority represent at least 62 % of the total population of the Union. If that condition is shown not to have been met, the decision in question shall not be adopted.

Article 226

If the Commission considers that a Member State has failed to fulfil an obligation under this Treaty, it shall deliver a reasoned opinion on the matter after giving the State concerned the opportunity to submit its observations.

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If the State concerned does not comply with the opinion within the period laid down by the Commission, the latter may bring the matter before the Court of Justice.

Article 230

The Court of Justice shall review the legality of acts adopted jointly by the European Parliament and the Council, of acts of the Council, of the Commission and of the ECB, other than recommendations and opinions, and of acts of the European Parliament intended to produce legal effects vis-à-vis third parties.

It shall for this purpose have jurisdiction in actions brought by a Member State, the European Parliament, the Council or the Commission on grounds of lack of competence, infringement of an essential procedural requirement, infringement of this Treaty or of any rule of law relating to its application, or misuse of powers.

The Court of Justice shall have jurisdiction under the same conditions in actions brought by the Court of Auditors and by the ECB for the purpose of protecting their prerogatives.

Any natural or legal person may, under the same conditions, institute proceedings against a decision addressed to that person or against a decision, which, although in the form of a regulation or a decision addressed to another person, is of direct and individual concern to the former.

The proceedings provided for in this article shall be instituted within two months of the publication of the measure, or of its notification to the plaintiff, or, in the absence thereof, of the day on which it came to the knowledge of the latter, as the case may be.

Article 237

The Court of Justice shall, within the limits hereinafter laid down, have jurisdiction in disputes concerning:

(a)	the fulfilment by Member States of obligations under the Statute of the European Investment Bank. In this connection, the Board of Directors of the Bank shall enjoy the powers conferred upon the Commission by Article 226;

(b)	measures adopted by the Board of Governors of the European Investment Bank. In this connection, any Member State, the Commission or the Board of Directors of the Bank may institute proceedings under the conditions laid down in Article 230;

(c)	measures adopted by the Board of Directors of the European Investment Bank. Proceedings against such measures may be instituted only by Member States or by the Commission, under the conditions laid down in Article 230, and solely on the grounds of non-compliance with the procedure provided for in Article 21(2), (5), (6) and (7) of the Statute of the Bank;

(d)	the fulfilment by national central banks of obligations under this Treaty and the Statute of the ESCB. In this connection the powers of the Council of the ECB in respect of national central banks shall be the same as those conferred upon the Commission in respect of Member States by Article 226. If the Court of Justice finds that a national central bank has failed to fulfil an obligation under this Treaty, that bank shall be required to take the necessary measures to comply with the judgment of the Court of Justice.

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Article 248

3.    The audit shall be based on records and, if necessary, performed on the spot in the other institutions of the Community, on the premises of any body which manages revenue or expenditure on behalf of the Community and in the Member States, including on the premises of any natural or legal person in receipt of payments from the budget. In the Member States the audit shall be carried out in liaison with national audit bodies or, if these do not have the necessary powers, with the competent national departments. The Court of Auditors and the national audit bodies of the Member States shall cooperate in a spirit of trust while maintaining their independence. These bodies or departments shall inform the Court of Auditors whether they intend to take part in the audit.

The other institutions of the Community, any bodies managing revenue or expenditure on behalf of the Community, any natural or legal person in receipt of payments from the budget, and the national audit bodies or, if these do not have the necessary powers, the competent national departments, shall forward to the Court of Auditors, at its request, any document or information necessary to carry out its task.

In respect of the European Investment Bank's activity in managing Community expenditure and revenue, the Court's rights of access to information held by the Bank shall be governed by an agreement between the Court, the Bank and the Commission. In the absence of an agreement, the Court shall nevertheless have access to information necessary for the audit of Community expenditure and revenue managed by the Bank.

Article 266

The European Investment Bank shall have legal personality.

The members of the European Investment Bank shall be the Member States.

The Statute of the European Investment Bank is laid down in a Protocol annexed to this Treaty. The Council acting unanimously, at the request of the European Investment Bank and after consulting the European Parliament and the Commission, or at the request of the Commission and after consulting the European Parliament and the European Investment Bank, may amend Articles 4, 11 and 12 and Article 18(5) of the Statute of the Bank.

Article 267

The task of the European Investment Bank shall be to contribute, by having recourse to the capital market and utilising its own resources, to the balanced and steady development of the common market in the interest of the Community. For this purpose the Bank shall, operating on a non-profit-making basis, grant loans and give guarantees which facilitate the financing of the following projects in all sectors of the economy:

(a)	projects for developing less-developed regions;

(b)	projects for modernising or converting undertakings or for developing fresh activities called for by the progressive establishment of the common market, where these projects are of such a size or nature that they cannot be entirely financed by the various means available in the individual Member States;

(c)	projects of common interest to several Member States which are of such a size or nature that they cannot be entirely financed by the various means available in the individual Member States.

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In carrying out its task, the Bank shall facilitate the financing of investment programmes in conjunction with assistance from the Structural Funds and other Community Financial Instruments.

Article 311

The protocols annexed to this Treaty by common accord of the Member States shall form an integral part thereof.

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Protocol No. 34 on the privileges and immunities of the
European Communities(*)

Article 1

The premises and buildings of the Communities shall be inviolable. They shall be exempt from search, requisition, confiscation or expropriation. The property and assets of the Communities shall not be the subject of any administrative or legal measure of constraint without the authorisation of the Court of Justice.

Article 2

The archives of the Communities shall be inviolable.

Article 3

The Communities, their assets, revenues and other property shall be exempt from all direct taxes.

The governments of the Member States shall, wherever possible, take the appropriate measures to remit or refund the amount of indirect taxes or sales taxes included in the price of movable or immovable property, where the Communities make, for their official use, substantial purchases the price of which includes taxes of this kind. These provisions shall not be applied, however, so as to have the effect of distorting competition within the Communities.

No exemption shall be granted in respect of taxes and dues which amount merely to charges for public utility services.

Article 4

The Communities shall be exempt from all customs duties, prohibitions and restrictions on imports and exports in respect of articles intended for their official use: articles so imported shall not be disposed of, whether or not in return for payment, in the territory of the country into which they have been imported, except under conditions approved by the government of that country.

The Communities shall also be exempt from any customs duties and any prohibitions and restrictions on imports and exports in respect of their publications.

Article 22

This Protocol shall also apply to the European Investment Bank, to the members of its organs, to its staff and to the representatives of the Member States taking part in its activities, without prejudice to the provisions of the Protocol on the Statute of the Bank.

The European Investment Bank shall in addition be exempt from any form of taxation or imposition of a like nature on the occasion of any increase in its capital and from the various formalities which may be connected therewith in the State where the Bank has its seat. Similarly, its dissolution or liquidation shall not give rise to any imposition. Finally, the activities of the Bank and of its organs carried on in accordance with its Statute shall not be subject to any turnover tax.

_________________________
    (*) Protocol annexed to Treaty establishing the European Community.

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Protocol No. 28 on Economic and Social Cohesion(*)

THE HIGH CONTRACTING PARTIES,

RECALLING that the Union has set itself the objective of promoting economic and social progress, inter alias, through the strengthening of economic and social cohesion;

RECALLING that Article 2 of the Treaty establishing the European Community includes the task of promoting economic and social cohesion and solidarity between Member States and that the strengthening of economic and social cohesion figures among the activities of the Community listed in Article 3;

RECALLING that the provisions of Part Three, Title XVII, on economic and social cohesion as a whole provide the legal basis for consolidating and further developing the Community's action in the field of economic and social cohesion, including the creation of a new fund;

RECALLING that the provisions of Part Three, Title XV on trans European networks and Title XIX on environment envisage a Cohesion Fund to be set up before 31 December 1993;

STATING their belief that progress towards economic and monetary union will contribute to the economic growth of all Member States;

NOTING that the Community's Structural Funds are being doubled in real terms between 1987 and 1993, implying large transfers, especially as a proportion of GDP of the less prosperous Member States;

NOTING that the European Investment Bank is lending large and increasing amounts for the benefit of the poorer regions;

NOTING the desire for greater flexibility in the arrangements for allocations from the Structural Funds;

NOTING the desire for modulation of the levels of Community participation in programmes and projects in certain countries;

NOTING the proposal to take greater account of the relative prosperity of Member States in the system of own resources;

REAFFIRM that the promotion of economic and social cohesion is vital to the full development and enduring success of the Community, and underline the importance of the inclusion of economic and social cohesion in Articles 2 and 3 of this Treaty;

REAFFIRM their conviction that the Structural Funds should continue to play a considerable part in the achievement of Community objectives in the field of cohesion;

REAFFIRM their conviction that the European Investment Bank should continue to devote the majority of its resources to the promotion of economic and social cohesion, and declare their willingness to review the capital needs of the European Investment Bank as soon as this is necessary for that purpose;

REAFFIRM the need for a thorough evaluation of the operation and effectiveness of the Structural Funds in 1992, and the need to review, on that occasion, the appropriate size of

_________________________
    (*) Protocol annexed to Treaty establishing the European Community.

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these Funds in the light of the tasks of the Community in the area of economic and social cohesion;

AGREE that the Cohesion Fund to be set up before 31 December 1993 will provide Community financial contributions to projects in the fields of environment and trans-European networks in Member States with a per capita GNP of less than 90% of the Community average which have a programme leading to the fulfilment of the conditions of economic convergence asset out in Article 104;

DECLARE their intention of allowing a greater margin of flexibility in allocating financing from the Structural Funds to specific needs not covered under the present Structural Funds regulations;

DECLARE their willingness to modulate the levels of Community participation in the context of programmes and projects of the Structural Funds, with a view to avoiding excessive increases in budgetary expenditure in the less prosperous Member States;

RECOGNIZE the need to monitor regularly the progress made towards achieving economic and social cohesion and state their willingness to study all necessary measures in this respect;

DECLARE their intention of taking greater account of the contributive capacity of individual Member States in the system of own resources, and of examining means of correcting, for the less prosperous Member States, regressive elements existing in the present own resources system;

AGREE to annex this Protocol to the Treaty establishing the European Community.